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                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant |X|
Filed by a party other than the registrant |_|


Check the appropriate box:
|_|     Preliminary proxy statement
|_| Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
|_|     Definitive proxy statement
|X|     Definitive additional materials
|_|     Soliciting material pursuant to ss. 240.14a-12


                               GA FINANCIAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of filing fee (Check the appropriate box):
|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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                 N/A
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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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(5)   Total fee paid:
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|_|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
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(4)   Date filed:
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[GA Financial, Inc. Logo]



                                                                  March 18, 2003


                             YOUR VOTE IS IMPORTANT!

Dear Fellow Shareholder:

      We are writing to ask for your support for the Board's nominees for director at your Company's upcoming annual meeting. You can express that support simply by signing and returning the WHITE proxy card in the enclosed postage-prepaid envelope.

      A dissident shareholder group calling itself the "Committee to Preserve Shareholder Value" has sent you a proxy statement and a green proxy card. The primary parties behind the "Committee" are Lawrence B. Seidman and Seidman and Associates. The "Committee" is soliciting your proxy in support of Lawrence B. Seidman in opposition to the Board's nominees, specifically seeking to remove me as Chairman of the Company.

             WE URGE YOU NOT TO RETURN THE "COMMITTEE'S" GREEN CARD.
                         ---
                        DO NOT VOTE FOR LAWRENCE SEIDMAN.
                        ------
                   YOUR BOARD DELIVERED RECORD RESULTS IN 2002

      o We produced record earnings per share in 2002, an increase of 32% over 2001.

      o   We have invested in the future by:
             o recruiting experienced commercial banking professionals for key management positions;
             o converting our technology platform to a new system for increased efficiencies and service;
             o   creating a dynamic performance culture.

      o We have paid 27 consecutive quarterly dividends, and increased the dividend seven times. In January your Board increased the dividend by 11% to $0.20 per share for the first quarter.

      o We have repurchased more than 40% of our common stock, resulting in increased value for our continuing shareholders.

      We believe that we have momentum that will result in continued improvement to our performance and the value of your Company. WE FULLY EXPECT 2003 TO BE ANOTHER RECORD YEAR!

             YOUR BOARD HAS DELIVERED SIGNIFICANT SHAREHOLDER VALUE

      It is probably unnecessary to remind any investor that we have experienced three consecutive years of down markets as measured by the major market indices. As you can readily see in the chart below, the price performance of our stock as measured over the past year (2002), the three year "bear" market (2000 - 2002) and since our IPO in March 1996 has outperformed the Dow Jones Industrial Average, the S & P and the NASDAQ Bank Index.

--------------------------------------------------------------------------------
                                               Jan. 1, 2000 -   Mar. 26, 1996 -
                                    2002       Dec. 31, 2002    Dec. 31, 2002
--------------------------------------------------------------------------------
NASDAQ Bank Index                   4.52               31.93           113.19
Dow Jones Industrial Average      -16.76              -27.45            47.10
S&P 500                           -23.37              -40.12            34.74

GAF                                41.49               78.87           137.00
GAF TOTAL RETURN (1)               46.93              105.83           170.27(2)
--------------------------------------------------------------------------------
NOTE:
-----------------------------------
(1) Total Return includes the effect of gross dividends reinvested in GAF on the ex-dividend date.
(2) Price appreciation since Mar. 27, 1996 from a GAF starting stock price of $11.25 per share. If you participated in the IPO and your initial cost basis is $10.00, your returns are approximately 12% higher.

Source:  FactSet

      We consider the long-term benefit and value to the Company and its shareholders in everything we do. The "Committee," on the other hand, wants to shake up the Board, and employ what we believe to be a short-term approach to "maximizing" shareholder value by forcing a sale of the Company.

             AS WE TOLD MR. SEIDMAN, "NOW IS NOT THE TIME TO SELL".

      We believe a forced sale of the bank at this time will not maximize the value of your shares because it:

      o would sacrifice the true long-term value that lies within this Company; and
      o will only deprive shareholders of the full potential that the current momentum will bring.

      We have positioned your Company for the future. We have dramatically increased our loan production, dynamically changed our infrastructure, our culture and our technology, repositioned our balance sheet for continued future earnings growth, increased book value per share and enhanced the value of the franchise. We will continue to build shareholder value by continuing to successfully execute our business plan.

      Given our earnings and share price performance, there is no reason to change your Board of Directors.

              THROW AWAY THE GREEN CARD - DO NOT VOTE FOR SEIDMAN.

           GIVE THE BOARD AND MANAGEMENT TEAM YOUR VOTE OF CONFIDENCE.
                 VOTE THE WHITE CARD FOR THE COMPANY'S NOMINEES.
                          =====

                           Thank you for your support.

                                        Very truly yours,

                                        /s/ John M. Kish

                                        John M. Kish,
                                        Chairman and CEO


================================================================================
         If you have questions or need assistance in voting your shares, please call:

                             Georgeson [LOGO] Shareholder



                          17 State Street, 10th Floor
                               New York, NY 10004
                           (866) 324-5898 (TOLL FREE)
                     Banks and Brokerage Firms please call:
                                 (212) 440-9800

================================================================================


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